                                 UNITED STATES


                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549


                                  FORM 8-K/A

                                CURRENT REPORT

                               (Amendment No. 2)

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  November 15, 2001
                                                  ------------------------------


                                Microtune, Inc.
--------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)

         Delaware                   000-31029-40             75-2883117
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission              (IRS Employer
      of incorporation)             File Number)             Identification No.)


      2201 Tenth Street, Plano, Texas                        75074
--------------------------------------------------------------------------------
      (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code  (972) 673-1600
                                                    ----------------------------



         (Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.

     On November 28, 2001, we completed the acquisition of Transilica Inc., a California corporation ("Transilica") in accordance with the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of October 28, 2001, which was previously filed as Exhibit 2.1 to our Current Report on Form 8-K dated November 15, 2001.

     Under the terms of the Merger Agreement, 7,206,187 shares of Microtune common stock and 832,125 shares of Microtune common stock issuable under options assumed by Microtune (in the aggregate, equivalent to 19.99% of Microtune's outstanding shares of common stock as of November 28, 2001), plus a cash amount that is based on the cash on the balance sheet of Transilica less certain liabilities at closing (collectively, the "Merger Consideration"), were issued and exchanged for all of the outstanding capital stock of Transilica in an acquisition structured to be a tax-free reorganization under Section 368 of the Internal Revenue Code (the "Transilica Acquisition"). The Merger Agreement also provides that approximately fifteen percent (15%) of the total Merger Consideration in the form of shares of Microtune common stock were to be placed in escrow for the purpose of securing the indemnification obligations of Transilica under the Merger Agreement. The escrow shares are to be released periodically, subject to any escrow claims, at the end of each of the full three years following the closing. The shares issued by us pursuant to the Merger Agreement were issued pursuant to an exemption from registration under the Securities Act. The Merger Agreement provides the Transilica shareholders with the right to require us to register their shares of Microtune common stock within twenty (20) days after the closing. Despite this registration obligation, certain former Transilica shareholders who received shares of Microtune common stock and who executed lock-up agreements with Microtune, will not be able to sell their shares of Microtune common stock until the earlier to occur of Transilica's achievement of certain product revenue-based milestones or February 28, 2002. After achievement of the milestones or February 28, 2002, the lock-up agreements provide that each month thereafter, ten percent (10%) of the shares subject to the lock-up agreements will be released from the lock-up restrictions.

     Concurrent with the signing of the Merger Agreement, Transilica and Microtune entered into a Credit Agreement whereby Microtune agreed to make unsecured loans to Transilica in an aggregate amount not exceeding five million dollars ($5,000,000.00). Under the Credit Agreement, if Transilica's cash balance became less than five hundred thousand dollars ($500,000.00) and subject to certain other conditions more fully described in the Credit Agreement, Microtune was to make advances to Transilica upon Transilica's request. In connection with the execution of the Credit Agreement, Transilica executed a convertible promissory note for five million dollars ($5,000,000.00) in favor of Microtune, which provided that all outstanding amounts under the credit facility would bear interest at the rate of 8% per annum. In the event that the Merger Agreement were terminated, all outstanding amounts under the credit facility would have automatically converted into Transilica Series B Preferred Stock at a price of $1.6026 per share. The Credit Agreement also provided that Microtune would have the right to participate on a pro rata basis in all future rounds of financing undertaken by Transilica. Microtune closed the Transilica Acquisition on November 28, 2001. As of November 28, 2001, no advances were made to Transilica by Microtune under the Credit Agreement. Upon closing the Transilica Acquisition, Microtune had no further obligation under the Credit Agreement and related promissory note to make advances to Transilica.

     Transilica was founded in 1998 and designs system-on-chip silicon products for next-generation short-range wireless applications. The products Transilica is developing consist of highly integrated solutions incorporating radio transceivers, digital baseband and software on a single chip, which offer customers low-power consumption and small form factors. Transilica's initial products will be targeted at the Bluetooth and 802.11a standards, which are communication protocols for short-range wireless applications. To date, Transilica's activities have consisted primarily of product research and development and no significant revenues have been earned from the sale of these products. Additional research and development efforts will be required before these products will be available for commercial use. Transilica is also capable of designing customized system-on-chip solutions to meet a customer's specific application.

     Immediately following the consummation of the Transilica Acquisition, Hock Law, the former President and Chief Executive Officer of Transilica, was appointed Executive Vice President and General Manager, Wireless Connectivity Division, of Microtune.

Item 7.   Financial Statements and Exhibits.

     (a)  Financial statements of Transilica Inc., business acquired.

          (i)   Independent auditors report.

          (ii) Balance Sheets as of September 30, 2001 (Unaudited), December 31, 2000 and 1999.

          (iii) Statements of Operations for Nine Months Ended September 30, 2001 and 2000 (Unaudited), for the Years Ended December 31, 2000 and 1999 and for the Period from Inception (December 21, 1998) through September 30, 2001 (Unaudited).

          (iv) Statements of Stockholders' Equity as of September 30, 2001 (Unaudited), December 31, 2000 and 1999.

          (v) Statements of Cash Flows for the Nine Months Ended September 30, 2001 and 2000 (Unaudited), for the Years Ended December 31, 2000 and 1999 and for the Period from Inception (December 21, 1998) through September 30, 2001 (Unaudited).

          (vi)  Notes to Consolidated Financial Statements.

     (b) Pro forma financial information. The Unaudited Pro Forma Consolidated Financial Statements of Microtune giving effect to the acquisition of Transilica Inc.

          (i) Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2001.

          (ii) Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2000.

          (iii) Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2001.

          (iv)  Notes to Unaudited Pro Forma Consolidated Financial Statements.


     (c)  Exhibits

--------------------------------------------------------------------------------
            Exhibit No.                                 Description
--------------------------------------------------------------------------------
               +2.1                      Agreement and Plan of Merger and
                                         Reorganization
--------------------------------------------------------------------------------

              +10.1                      Credit Agreement
--------------------------------------------------------------------------------

              +10.2                      Promissory Note
--------------------------------------------------------------------------------

               23.1                      Consent of Auditors
--------------------------------------------------------------------------------
+ Previously filed with our Form 8-K filed on November 15, 2001.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused Amendment No. 2 to this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Microtune, Inc.


Date: December 5, 2001             By: /s/ Everett Rogers
                                      ----------------------------------------
                                       Everett "Buddy" Rogers
                                       Chief Financial Officer

                         INDEX TO FINANCIAL STATEMENTS

Combined Condensed Pro Forma Financial Statements (Unaudited):
  Combined Condensed Pro Forma Balance Sheet as of
    September 30, 2001 (Unaudited)............................................................................................   F-3
  Combined Condensed Pro Forma Statement of Operations for the Year Ended
    December 31, 2000 (Unaudited).............................................................................................   F-4
  Combined Condensed Pro Forma Statement of Operations for the Nine
    Months Ended September 30, 2001 (Unaudited)...............................................................................   F-5
  Notes to Combined Condensed Balance Sheet and Combined Condensed Pro Forma Statements
    of Operations (Unaudited).................................................................................................   F-6

Consolidated Financial Statements of Transilica Inc.:
  Report of Arthur Andersen LLP, Independent Public Accountants...............................................................   F-9
  Consolidated Balance Sheets as of September 30, 2001 (Unaudited) and
    December 31, 2000 and 1999................................................................................................  F-10
  Consolidated Statements of Operations for the Nine Months Ended September 30, 2001
    and 2000 (Unaudited), the Years Ended December 31, 2000 and 1999, and the Period From
    Inception (December 21, 1998) through September 30, 2001 (Unaudited)......................................................  F-11
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1999 and 2000,
    and the Nine Months Ended September 30, 2001 (Unaudited)..................................................................  F-12
  Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2001 and
    2000 (Unaudited), the Years Ended December 31, 2000 and 1999, and the Period From Inception
    (December 21, 1998) through September 30, 2001 (Unaudited)................................................................  F-13
  Notes to Consolidated Financial Statements (Unaudited)......................................................................  F-15

                                MICROTUNE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On November 28, 2001, Microtune, Inc. (the Company) completed the acquisition of Transilica Inc. (Transilica), a California corporation, pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"). Under the terms of the Merger Agreement, the Company acquired all of the outstanding capital stock of Transilica in exchange for shares of the Company's common stock representing 19.99% of the Company's outstanding shares on the merger closing date, excluding certain shares of the Company's common stock issued for other acquisitions subsequent to September 30, 2001 and prior to closing, and cash consideration that was based on the cash on the balance sheet of Transilica at closing less certain liabilities. Transilica was founded in 1998 and designs system-on-chip silicon products for next-generation short-range wireless applications. The products Transilica is developing consist of highly integrated solutions incorporating radio transceivers, digital baseband and software on a single chip, which offer customers low-power consumption and small form factors.

The combination with Transilica will be accounted for as a purchase business combination by the Company. The unaudited pro forma combined condensed statement of operations for the twelve months ended December 31, 2000 and nine months ended September 30, 2001 are based on the historical financial statements of the Company and Transilica and assumes the combination had been completed on January 1, 2000. The unaudited pro forma combined condensed balance sheet as of September 30, 2001 gives effect to the acquisition as if it had occurred on September 30, 2001.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have been reported if such transactions had been completed as presented in the accompanying unaudited pro forma combined condensed balance sheet and unaudited pro forma combined condensed statements of operations nor is it necessarily indicative of the Company's future results of operations or financial position. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to unaudited pro forma combined condensed balance sheet and unaudited pro forma combined condensed statements of operations.

The unaudited pro forma combined condensed balance sheet and unaudited pro forma combined condensed statement of operations is based on, and should be read in conjunction with the historical consolidated financial statements and the related notes thereto of the Company for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-K/A (Amendment No. 1) filed with the Securities and Exchange Commission (SEC), the historical consolidated financial statements and the related notes thereto of the Company for the nine months ended September 30, 2001 included in the Company's Form 10-Q filed with the SEC, and the consolidated financial statements and the related notes thereto of Transilica for the year ended December 31, 2000 and nine months ended September 30, 2001 included in this filing.

                                MICROTUNE, INC.

                  PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              September 30, 2001

                                  (Unaudited)
                                (In thousands)


                                                                                             Pro Forma
                                         Microtune Historical     Transilica Historical     Adjustments        Pro Forma
                Assets                    September 30, 2001        September 30, 2001        (Note 2)          Combined
                                         --------------------     ---------------------     -----------        ---------
Current assets:
 Cash and cash equivalents............               $ 71,264                  $  9,627       $  (5,062)  (a)   $ 75,329
                                                                                                   (500)  (b)
 Accounts receivable..................                 10,297                         1               -           10,298
 Inventories..........................                  9,855                         -               -            9,855
 Deferred income taxes................                    620                         -               -              620
 Other current assets.................                  1,704                       585               -            2,289
                                         --------------------     ---------------------     -----------        ---------

   Total current assets...............                 93,740                    10,213          (5,562)          98,391

Property and equipment, net...........                 17,813                     2,363               -           20,176
Developed technology and other
 intangible assets, net...............                  4,918                         -          60,510   (d)     65,428
Goodwill..............................                 18,476                         -          26,504   (d)     44,980
Deferred income taxes.................                    199                         -               -              199
Other assets and deferred charges.....                  1,521                         -               -            1,521
Investment in Transilica..............                      -                         -         153,700   (b)          -
                                                                                                 (3,386)  (c)          -
                                                                                               (150,314)  (d)          -
                                         --------------------     ---------------------     -----------        ---------
   Total assets.......................               $136,667                  $ 12,576       $  81,452         $230,695
                                         ====================     =====================     ===========        =========

   Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable.....................               $  3,128                  $  1,670       $       -         $  4,798
 Accrued expenses.....................                  8,662                       535           1,600   (b)     10,797
 Accrued compensation.................                  1,991                       360               -            2,351
 Customer deposits....................                      -                     1,500               -            1,500
                                         --------------------     ---------------------     -----------        ---------
   Total current liabilities..........                 13,781                     4,065           1,600           19,446

Deferred income taxes.................                    982                         -               -              982
Other noncurrent liabilities..........                  1,155                       118               -            1,273
Commitments and contingencies.........

Stockholders' equity:
 Preferred stock......................                      -                    29,351         (29,351)  (c)          -
 Common stock.........................                     40                     7,355               7   (b)         47
                                                                                                 (7,355)  (c)
 Additional paid-in capital...........                194,436                         -         151,593   (b)    346,029
 Due from stockholders................                    (35)                      (55)              -              (90)
 Deferred stock compensation..........                 (8,700)                   (6,206)          6,206   (c)    (39,600)
                                                                                                (30,900)  (d)
 Accumulated other comprehensive loss.                   (988)                        -               -             (988)
 Accumulated deficit..................                (64,004)                  (22,052)         (5,062)  (a)    (96,404)
                                                                                                 27,114   (c)
                                                                                                (32,400)  (d)
                                         --------------------     ---------------------     -----------        ---------
   Total stockholders' equity.........                120,749                     8,393          79,852          208,994
                                         --------------------     ---------------------     -----------        ---------

     Total liabilities and
       stockholders' equity...........               $136,667                  $ 12,576       $  81,452         $230,695
                                         ====================     =====================     ===========        =========

Shares issued and outstanding.........                 39,967                                     7,154           47,121
                                         ====================                               ===========        =========

See accompanying notes.

                               MICROTUNE, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          Year Ended December 31, 2000

                                  (Unaudited)
                     (In thousands, except per share data)





                                                        Microtune            Transilica
                                                      Historical Year     Historical Year      Pro Forma
                                                    Ended December 31,   Ended December 31,   Adjustments      Pro Forma
                                                           2000                2000            (Note 3)         Combined
                                                    ------------------   ------------------   -----------    ------------
Net revenue.........................................          $ 70,829              $   140                      $ 70,969
Cost of revenues....................................            46,369                   73                        46,442
                                                    ------------------   ------------------                  ------------
Gross margin........................................            24,460                   67                        24,527

Operating expenses:
 Research and development:
  Stock compensation................................             1,360                  132      $   (132)(a)      11,960
                                                                                                   10,600 (b)
  Other.............................................            13,472                5,388             -          18,860
                                                    ------------------   ------------------   -----------    ------------
                                                                14,832                5,520        10,468          30,820

 Acquired in-process research and development.......            12,692                    -             -          12,692
 Selling, general and administration:
  Stock compensation................................             2,838                   99           (99)(a)       7,238
                                                                                                    4,400 (b)
  Other.............................................            16,443                  271             -          16,714
                                                    ------------------   ------------------   -----------    ------------
                                                                19,281                  370         4,301          23,952
 Amortization of intangible assets and goodwill.....             8,414                   52         9,181 (c)      17,647
                                                    ------------------   ------------------   -----------    ------------
  Total operating expenses..........................            55,219                5,942        23,950          85,111
                                                    ------------------   ------------------   -----------    ------------
Loss from operations................................           (30,759)              (5,875)      (23,950)        (60,584)
Other income (expense):
 Interest income....................................             2,727                   89             -           2,816
 Interest expense...................................                 -                  (51)            -             (51)
 Foreign currency translation and transaction gains             (2,451)                   -             -          (2,451)
  (losses), net.....................................
 Other..............................................               723                  (34)            -             689
                                                    ------------------   ------------------   -----------    ------------

Loss before provision for income taxes..............           (29,760)              (5,871)      (23,950)        (59,581)
Provision for income taxes..........................             2,034                    -             -           2,034
                                                    ------------------   ------------------   -----------    ------------
Net loss............................................          $(31,794)             $(5,871)     $(23,950)       $(61,615)
                                                    ==================   ==================   ===========    ============
Basic and diluted loss per common share.............          $  (1.57)                                          $  (2.31)
                                                    ==================                                       ============
Shares used to compute per share data (Note 4)......            20,299                              6,390          26,689
                                                    ==================                        ===========    ============

See accompanying notes.

                                MICROTUNE, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      Nine Months Ended September 30, 2001

                                  (Unaudited)
                     (In thousands, except per share data)


                                                        Microtune            Transilica
                                                     Historical Nine       Historical Nine      Pro Forma
                                                      Months Ended          Months Ended       Adjustments      Pro Forma
                                                    September 30, 2001    September 30, 2001    (Note 3)         Combined
                                                    ------------------   ------------------   -------------  ------------
Net revenue.........................................          $ 47,129             $    157                      $ 47,286
Cost of revenues....................................            34,170                   76                        34,246
                                                    ------------------   ------------------                  ------------
Gross margin........................................            12,959                   81                        13,040

Operating expenses:
 Research and development:
  Stock option compensation.........................             1,014                  598        $   (598)(a)     8,414
                                                                                                      7,400 (b)
  Other.............................................            11,916               10,279               -        22,195
                                                    ------------------   ------------------   -------------  ------------
                                                                12,930               10,877           6,802        30,609

 Selling, general and administration:
  Stock option compensation.........................             1,397                  257            (257)(a)     4,497
                                                                                                      3,100 (b)
  Other.............................................            11,298                4,923               -        16,221
                                                    ------------------   ------------------   -------------  ------------
                                                                12,695                5,180           2,843        20,718
 Amortization of intangible assets and goodwill.....             5,410                  278           6,886 (c)    12,574
                                                    ------------------   ------------------   -------------  ------------
  Total operating expenses..........................            31,035               16,335          16,531        63,901
                                                    ------------------   ------------------   -------------  ------------
Loss from operations................................           (18,076)             (16,254)        (16,531)      (50,861)
Other income (expense):
 Interest income....................................             2,565                  230               -         2,795
 Interest expense...................................                 -                  (42)              -           (42)
 Foreign currency translation and transaction gains
  (losses), net.....................................            (1,245)                   -               -        (1,245)
 Other..............................................              (910)                 (29)              -          (939)
                                                    ------------------   ------------------   -------------  ------------
Loss before provision (benefit) for income taxes....           (17,666)             (16,095)        (16,531)      (50,292)
Provision (benefit) for income taxes................              (478)                   -               -          (478)
                                                    ------------------   ------------------   -------------  ------------
Net loss............................................          $(17,188)            $(16,095)       $(16,531)     $(49,814)
                                                    ==================   ==================   =============  ============

Basic and diluted loss per common share.............            $(0.44)                                          $  (1.08)
                                                    ==================                                       ============
Shares used to compute per share data (Note 4)......            39,293                                6,836        46,129
                                                    ==================                        =============  ============

See accompanying notes.

                                MICROTUNE, INC.

       NOTES TO UNAUDITED PRO FORMA COMBINED CONSENSED BALANCE SHEET AND
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     Year Ended December 31, 2000 and Nine Months Ended September 30, 2001
                                  (Unaudited)


1. General

     The combination with Transilica will be accounted for as a purchase business combination by the Company. The accompanying unaudited pro forma combined condensed balance sheet and unaudited pro forma combined condensed statements of operations reflects the estimated aggregate cost of the combination of approximately $153.7 million, consisting of cash and the fair market value of the Company's securities to be issued to the shareholders of Transilica, plus costs directly related to the combination as follows (in thousands, except share data):

     Estimated cash to be paid to Transilica shareholders..................................              $    500
     Fair market value of 7,154,000 shares of common stock, including restricted common
      stock, to be issued to Transilica shareholders.......................................               135,900
     Fair market value of Transilica stock options to be assumed...........................                15,700
     Estimated transaction costs...........................................................                 1,600
                                                                                                         --------
     Total estimated combination cost......................................................              $153,700
                                                                                                         ========

     The cash to be paid to Transilica shareholders was estimated using Transilica's expected closing balance sheet provided by management of Transilica. The shares used in computing the pro forma purchase price were based on the Company's outstanding shares on October 31, 2001. The actual number of shares which will be issued in the combination will be based on the Company's outstanding shares on the merger closing date, excluding certain shares of the Company's common stock issued for other acquisitions subsequent to September 30, 2001 and prior to closing.

     The value of shares and stock options were based on a price of $19.00 per share, which is the closing price of Microtune's common stock on October 29, 2001, the date that the significant terms of the Merger Agreement were agreed to and announced. The estimated fair value of the Company's 862,000 stock options assumed to be issued as a result of the assumption of Transilica's 6,897,000 outstanding stock options was determined using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 2.7% to 4.0%, a dividend yield of 0%, a volatility factor of the expected market price of the Company's Common Stock of 140% and weighted average expected lives of 1.5 years to 4 years. The weighted average fair value of the options assumed was $18.18 per Microtune option. Approximately 1,020,000 restricted shares of the Company's Common Stock were assumed to be issued in exchange for 8,158,000 restricted Transilica shares. The intrinsic value of unvested stock options and restricted common stock, aggregating approximately $30,900,000 on a pro forma basis, will be recorded as unearned stock compensation and amortized over the remaining respective vesting periods, which averaged 2.1 years at September 30, 2001. The share price which will be used in computing the actual combination cost will be the price on the day the number shares to be issued is fixed. Accordingly, the actual combination cost will be different than the total estimated combination cost included in the table above.

     The aggregate purchase price has been allocated to the net assets acquired on the basis of preliminary estimates of fair values as follows (in thousands):

     Working capital..........................................................................           $  1,086
     Developed technology.....................................................................             36,200
     Patents..................................................................................             19,300
     Employment and noncompete agreements.....................................................              5,010
     Goodwill.................................................................................             26,504
     Acquired in-process research and development costs charged to expense....................             32,400
     Noncurrent assets and liabilities, net...................................................              2,300
     Deferred stock compensation..............................................................             30,900
                                                                                                         --------
                                                                                                         $153,700
                                                                                                         ========

                                MICROTUNE, INC.

       NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AND UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS (Continued)
                                  (Unaudited)

1. General (continued)

     Microtune's management is primarily responsible for estimating the fair values of intangible assets and acquired in-process research and development. The estimates of fair values were determined based on preliminary information provided by management of Transilica. The amount of deferred stock compensation represents the estimated intrinsic value of unvested restricted stock grants and the estimated intrinsic value of unvested stock options assumed which will be charged to expense over the respective future vesting periods. The final allocation of the purchase price, which is expected to be completed in the first quarter of 2002, will be based on the complete evaluation by the Company of the assets and liabilities of Transilica acquired. Although management does not expect the final valuation of the assets and liabilities acquired to result in values that are significantly different from the estimates included in the table above, there can be no assurance that such differences will not occur.

     The value of the acquired developed technology, patents and in-process research and development was determined by discounting the estimated projected net cash flows to be generated from related products. Projected net cash flows from such products were based on estimates of future revenues and costs related to such products, including costs to complete the development of the technology related to in-process research and development. The rate utilized to discount the net cash flows to present value was 25% for developed technology and patents and 35% for acquired in-process research and development based on the Company's estimated weighted-average cost of capital, adjusted for the risks associated with the estimated growth, profitability, developmental and market risks of the acquired technology, patents and in-process research and development. Management expects that the purchased research and development generally will be successfully developed into commercially viable products. However, there can be no assurance that commercial viability or timely release of these products will be achieved.

     The acquired developed technology and patents relates to Transilica's OneChip(TM), that offers a fully integrated solution for short-range wireless applications based on Bluetooth standard protocols. As of the Merger date, Transilica was finalizing the testing of products in an effort to begin initial production runs of chipsets in December of 2001. Management currently expects that the resulting products will be commercially viable and will begin to generate revenues in the first quarter of 2001. However, there can be no assurance that commercial viability or timely release of these products will be achieved as projected.

     The acquired in-process research and development relates to development of wireless solutions for the 802.11(a) standard, which is expected to become the next operating standard in the wireless local area networking market. The estimated cost of completion of the development project as of the acquisition date was approximately $3.2 million based upon an estimated completion date of September 2002. Revenues are projected to begin in late 2002 for the products resulting from this development project.

     Amounts allocated to acquired in-process research and development will be expensed at the date of acquisition because the purchased research and development had no alternative future uses, and had not reached technological feasibility based on the status of design and development activities that required futher refinement and testing. The estimates used in valuing the acquired in-process research and development were based upon assumptions regarding future events and circumstances management believes to be reasonable, but that are inherently uncertain and unpredictable. The relative stage of completion and projected operating cash flows of the underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of the acquired in-process research and development. Such uncertainties could give rise to unforeseen budget overruns and revenue shortfalls in the event that the Company is unable to successfully complete and commercialize the projects.

2. Unaudited Pro Forma Combined Condensed Balance Sheet

     The accompanying unaudited pro forma combined condensed balance sheet gives effect to the combination as if it had occurred on September 30, 2001 and reflects the following pro forma adjustments:

          (a) To record estimated use of cash during the period from October 1, 2001 through the estimated date of closing that will not be available for distribution to Transilica shareholders.

          (b)  To record the aggregate cost of the acquisition as described in
               Note 1 above.

          (c)  To eliminate Transilica's historical equity balances.

          (d) To record the preliminary allocation of the purchase price to developed technology, patents, employment and non compete agreements goodwill, in-process research and development costs charged to expense, deferred stock compensation, and other assets and liabilities acquired as described in Note 1 above.

                                MICROTUNE, INC.

       NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AND UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS (Continued)
                                  (Unaudited)


3. Unaudited Pro Forma Combined Condensed Statements of Operations

     The accompanying unaudited pro forma combined condensed statements of operations have been prepared as if the combination was completed as of January 1, 2000. These statements exclude the write-off of in-process research and development costs as described in Note 1 above as this write-off was considered a non-recurring charge. These statements reflect the following pro forma adjustments:

          (a) To eliminate Transilica's historical stock compensation expense which is replaced by stock compensation expense based on the Merger consideration in the pro forma entry (b) below.

          (b) To record the amortization of deferred stock compensation which resulted from the assumption of unvested Transilica restricted stock grants and stock options in connection with the combination. Deferred stock compensation is being amortized over the remaining vesting periods of the related restricted stock grants and stock options, which averaged 2.1 years at September 30, 2001.

          (c) To record the amortization of developed technology, patents and the employment and non compete agreements resulting from the allocation of the aggregate cost of the combination. The allocation of the cost is preliminary and amounts are subject to adjustment. The acquired developed technology and patents are being amortized over a period of seven years based on the estimated period such asset are expected to contribute to the future cash flows. Goodwill resulting from this combination is not subject to amortization.

4. Unaudited Pro Forma Combined Earnings Per Common Share Data

     The unaudited pro forma combined basic and diluted loss per common share data is computed by dividing pro forma combined loss per share by the weighted average number of common shares assumed to be outstanding during each period. Because the combined pro forma results of operations are a loss for the period, the effects of the assumed exercise of stock options, warrants and restricted common stock subject to repurchase rights does not have a dilutive effect.

Report of Independent Public Accountants

To Transilica Inc.:

We have audited the accompanying balance sheets of Transilica Inc. (a California corporation in the development stage) as of December 31, 2000 (as restated) and 1999, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 (as restated) and 1999 (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transilica Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ARTHUR ANDERSEN LLP

San Diego, California
June 18, 2001

Transilica Inc.
(a development stage company)

Balance Sheets

                                                                                      September 30,           December 31,
                                                                                          2001            2000             1999
                                                                                      -------------------------------------------
                                                                                       (restated)      (restated)
                                                                                       (unaudited)
ASSETS
Current Assets:
 Cash and cash equivalents                                                             $  9,626,758     $11,262,315     $    1,448
 Accounts receivable                                                                            950          28,108              -
 Other current assets                                                                       584,798         190,666             15
                                                                                       ------------     -----------     ----------
  Total current assets                                                                   10,212,506      11,481,089          1,463

Fixed assets, net of accumulated depreciation of $791,625,
 $150,913 and $2,181, respectively                                                        2,363,434       1,545,774         13,635
Other assets                                                                                      -           8,256              -
                                                                                       ------------     -----------     ----------
  Total assets                                                                         $ 12,575,940     $13,035,119       $ 15,098
                                                                                       ============     ===========     ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current  Liabilities:
 Accounts payable                                                                      $  1,670,321     $   771,593     $      720
 Short term lease obligation                                                                234,723         272,913              -
 Accrued liabilities and other payables                                                     659,715         372,026        100,273
 Customer deposits                                                                        1,500,000               -              -
                                                                                       ------------     -----------     ----------
  Total current liabilities                                                               4,064,759       1,416,532        100,993

 Long term lease obligation                                                                 118,347         150,937              -
                                                                                       ------------     -----------     ----------
  Total liabilities                                                                       4,183,106       1,567,469        100,993


Stockholders' equity:
 Series A convertible preferred stock, 11,250,000 shares
  authorized, issued and outstanding                                                      2,203,177       2,203,177              -
 Series B convertible preferred stock, 23,884,960 shares
  authorized; 17,052,314, 10,812,454 and 0 issued and
  outstanding                                                                            27,147,502      17,179,591              -
 Common stock, no par value, 100,000,000 shares
  authorized; 19,657,125, 20,160,000 and 150,000 shares
  issued and outstanding                                                                  7,355,133       1,225,215             15
 Warrants to purchase common stock                                                            1,563           6,250
 Series B stock subscription notes receivable                                                     -      (2,200,000)             -
 Common stock subscription notes receivable                                                 (54,913)        (66,400)             -
 Deferred compensation (restated)                                                        (6,207,552)       (923,287)             -
 Deficit accumulated during the development stage                                       (22,052,076)     (5,956,896)       (85,910)
                                                                                       ------------     -----------     ----------
  Total stockholders' equity                                                              8,392,834      11,467,650        (85,895)
                                                                                       ------------     -----------     ----------
  Total liabilities and stockholders' equity                                           $ 12,575,940     $13,035,119     $   15,098
                                                                                       ============     ===========     ==========

The accompanying notes are an integral part of these financial statements.

Transilica Inc.
(a development stage company)

              Statements of Operations (as restated)

                                                                                                     Period from
                                                                                                      Inception
                                             Nine Months Ended               Year Ended          (December 21, 1998)
                                               September 30,                 December 31,               through
                                          2001          2000               2000        1999      September 30, 2001
                                         --------------------------------------------------------------------------
                                             (restated)                 (restated)                    (restated)
                                             (unaudited)                                              (unaudited)

Revenues                                 $    156,995   $         -    $   140,767    $147,396      $    445,158

Cost of revenues                               75,975             -         73,392     116,041           265,408
                                         ------------   -----------    -----------    --------      ------------
Gross profit                                   81,020             -         67,375      31,355           179,750
                                         ------------   -----------    -----------    --------      ------------
Operating expenses:
 Selling, general and administrative
  (restated)                                5,121,801       144,892        351,946     105,743         5,579,490
 Research and development (restated)       10,571,000     2,823,041      5,441,282       8,541        16,020,823
 Depreciation and amortization                642,166        48,486        148,933       2,181           793,280
                                         ------------   -----------    -----------    --------      ------------
  Total operating expenses                 16,334,967     3,016,419      5,942,161     116,465        22,393,593
                                         ------------   -----------    -----------    --------      ------------
Loss from operations                      (16,253,947)   (3,016,419)    (5,874,786)    (85,110)      (22,213,843)

 Interest income                              229,691        29,076         89,128           -           318,819
 Interest expense                             (42,194)       (9,282)       (50,617)          -           (92,811)
 Other expenses                               (28,730)      (13,720)       (34,711)       (800)          (64,241)
                                         ------------   -----------    -----------    --------      ------------
  Net loss                               $(16,095,180)  $(3,010,345)   $(5,870,986)   $(85,910)     $(22,052,076)
                                         ============   ===========    ===========    ========      ============


The accompanying notes are an integral part of these financial statements.

TRANSILICA INC.
(a development stage company)

Statements of Stockholders' Equity

                                                              Series A Convertible     Series B Convertible
                                                                Preferred Stock          Preferred Stock             Common Stock
                                                           -------------------------  ---------------------     ------------------
                                                             Shares          Amount    Shares      Amount         Shares    Amount
                                                           ----------       --------  --------    ---------     --------- --------
                                                                                                                (as restated)
Balance, at inception (December 21, 1998)                           -    $        -          -  $         -           - $        -

Issuance of common stock                                            -             -          -            -     150,000         15
Net loss                                                            -             -          -            -           -          -
                                                           -----------------------------------------------------------------------
Balance, December 31, 1999                                          -             -          -            -     150,000         15

Issuance of common stock                                            -             -          -            -  16,540,000      1,654
Exercise of stock options in exchange for stock
  subscription note receivable                                      -             -          -            -   3,320,000     66,400
Early exercise of stock options at $0.02 per share                  -             -          -            -     150,000      3,000
Issuance of Series A Preferred Stock at $0.20 per
  share, net of issuance costs of $46,823                  11,250,000     2,203,177          -            -           -          -
Issuance of Series B Preferred Stock at $1.6026 per
  share, net of issuance costs of $148,447                          -             -  6,169,998    9,739,591           -          -
Issuance of Series B Preferred Stock at $1.6026 per
  share for conversion of debt                                      -             -  3,269,686    5,240,000           -          -
Series B stock subscription receivable                              -             -  1,372,770    2,200,000           -          -
Issuance of warrants for legal services                             -             -          -            -           -          -
Deferred compensation (as restated)                                 -             -          -            -           -          -
Net loss                                                            -             -          -            -           -  1,154,146
                                                           -----------------------------------------------------------------------

Balance, December 31, 2000                                 11,250,000     2,203,177 10,812,454   17,179,591  20,160,000  1,225,215

Repurchase of options and founders' stock (unaudited)               -             -          -            -    (502,875)    (9,192)
Payment of stock subscription notes receivable
  (unaudited)                                                       -             -          -            -           -          -
Issuance of Series B Preferred Stock at $1.6026 per
  share, net of issuance costs of $32,089 (unaudited)               -             -  6,239,860    9,967,911           -          -
Cancellation of certain warrants for legal services
  (unaudited)                                                       -             -          -            -           -          -
Deferred compensation (as restated)                                 -             -          -            -           -  6,139,110
Net loss (unaudited)                                                -             -          -            -           -          -
                                                           ------------------------------------------------------------------------

Balance, September 30, 2001 (unaudited)                    11,250,000    $2,203,177 17,052,314  $27,147,502  19,657,125 $7,355,133
                                                           ========================================================================

                                                                             Series B                 Deficit
                                                           Warrants to         Stock                Accumulated
                                                            Purchase        Subscription  Deferred  During the         Total
                                                             Common             Notes      Compen-   Development   Stockholders'
                                                              Stock          Receivable    sation       Stage         Equity
                                                           -----------     ------------- ----------- -----------  --------------
                                                                                             (as restated)
Balance, at inception (December 21, 1998)                  $         -     $            -           -  $          -    $        -

Issuance of common stock                                             -                  -           -             -            15
Net loss                                                             -                  -           -       (85,910)      (85,910)
                                                           ----------------------------------------------------------------------
Balance, December 31, 1999                                           -                  -           -       (85,910)      (85,895)

Issuance of common stock                                             -                  -           -             -         1,654
Exercise of stock options in exchange for stock
  subscription note receivable                                       -            (66,400)          -             -             -
Early exercise of stock options at $0.02 per share                   -                  -           -             -         3,000
Issuance of Series A Preferred Stock at $0.20 per
  share, net of issuance costs of $46,823                            -                  -           -             -     2,203,177
Issuance of Series B Preferred Stock at $1.6026 per
  share, net of issuance costs of $148,447                           -                  -           -             -     9,739,591
Issuance of Series B Preferred Stock at $1.6026 per
  share for conversion of debt                                       -                  -           -             -     5,240,000
Series B stock subscription receivable                               -         (2,200,000)          -             -             -
Issuance of warrants for legal services                          6,250                  -           -             -         6,250
Deferred compensation (as restated)                                  -                  -    (923,287)            -       230,859
Net loss                                                             -                  -           -    (5,870,986)   (5,870,986)
                                                           ----------------------------------------------------------------------

Balance, December 31, 2000                                       6,250         (2,266,400)   (923,287)   (5,956,896)   11,467,650

Repurchase of options and founders' stock (unaudited)                -                  -           -             -        (9,192)
Payment of stock subscription notes receivable
  (unaudited)                                                        -          2,211,487           -             -     2,211,487
Issuance of Series B Preferred Stock at $1.6026 per
  share, net of issuance costs of $32,089 (unaudited)                -                  -           -             -     9,967,911
Cancellation of certain warrants for legal services
  (unaudited)                                                   (4,687)                 -           -             -        (4,687)
Deferred compensation (as restated)                                  -                  -  (5,284,265)            -       854,845
Net loss (unaudited)                                                 -                  -           -   (16,095,180)  (16,095,180)
                                                           ----------------------------------------------------------------------
Balance, September 30, 2001 (unaudited)                    $     1,563     $      (54,913)$(6,207,552) $(22,052,076) $  8,392,834
                                                           ======================================================================

The accompanying notes are an integral part of these financial statements.

TRANSILICA INC.
(a development stage company)

Statements of Cash Flows

                                                                                                                    Period from
                                                                                                                     Inception
                                                                Nine Months Ended             Year Ended       (December 21, 1998)
                                                                  September 30,               December 31,           through
                                                                2001         2000           2000        1999   September 30, 2001
                                                          -------------------------------------------------------------------------
                                                                   (restated)           (restated)                  (restated)
                                                                   (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net loss                                                $(16,095,180)  $(3,010,345)   $(5,870,986)  $(85,910)    $(22,052,076)
  Adjustment to reconcile net loss to
   net cash used in operating
   activities:
    Depreciation and amortization                              640,511        48,486        148,732      2,181          791,424
    Amortization of deferred compensation                      854,845       128,255        230,859          -        1,085,704
  Warrants issued for legal services                            (4,687)            -          6,250          -            1,563
  Changes in operating assets and
  liabilities:
   Accounts receivable                                          27,158             -        (28,108)         -             (950)
   Other current assets                                       (394,134)     (146,202)      (189,980)         -         (584,114)
   Long term assets                                              6,058        (6,376)        (8,256)         -           (2,198)
   Accounts payable                                            898,728       467,780        770,873        720        1,670,321
   Accrued liabilities and other
    payables                                                 1,787,690           764        271,753    100,273        2,159,716
                                                          ------------   -----------    -----------   --------     ------------
      Net cash (used in)
       provided by operating
       activities                                          (12,279,011)   (2,517,638)    (4,668,863)    17,264      (16,930,610)
                                                          ------------   -----------    -----------   --------     ------------

CASH FLOWS FROM
  INVESTING ACTIVITIES:
  Purchase of fixed assets                                  (1,455,972)     (939,289)    (1,143,743)   (15,816)      (2,615,531)
                                                          ------------   -----------    -----------   --------     ------------
      Net cash used in
       investing activities                                 (1,455,972)     (939,289)    (1,143,743)   (15,816)      (2,615,531)
                                                          ------------   -----------    -----------   --------     ------------

CASH FLOWS FROM
  FINANCING ACTIVITIES:
  Issuance of common stock for cash                             (9,192)        1,654          3,983          -           (5,209)
  Principal payments on capital lease
   obligations                                                 (70,780)      290,852       (113,278)         -         (184,058)
  Collections on notes receivable
   from shareholders                                         2,211,487             -              -          -        2,211,487
  Issuance of Series A Preferred
   Stock for cash, net of offering
   costs                                                             -     2,250,000      2,203,177          -        2,203,177
  Proceeds from bridge loans
   subsequently converted to Series
   B Preferred Stock                                                 -     5,339,627      5,240,000          -        5,240,000
  Issuance of Series B Preferred
   Stock for cash, net of offering
   costs                                                     9,967,911             -      9,739,591          -       19,707,502
                                                          ------------   -----------    -----------   --------     ------------
      Net cash provided by
       financing activities                                 12,099,426     7,882,133     17,073,473          -       29,172,899
                                                          ------------   -----------    -----------   --------     ------------

(continued)

TRANSILICA INC.
(a development stage company)

Statements of Cash Flows

(continued)

                                                                                                               Period from
                                                                                                                Inception
                                                             Nine Months Ended           Year Ended         (December 21, 1998)
                                                               September 30,            December 31,             through
                                                             2001         2000         2000     1999         December 31, 2000
                                                        -------------------------------------------------------------------
                                                               (unaudited)
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                              $(1,635,557)  $4,425,206  $11,260,867   $1,448         $ 9,626,758

CASH AND CASH EQUIVALENTS:
 Beginning of period                                      11,262,315        1,448        1,448        -                   -
                                                         -----------   ----------  -----------  -------  ------------------
 End of period                                           $ 9,626,758   $4,426,654  $11,262,315   $1,448         $ 9,626,758
                                                         ===========   ==========  ===========  =======  ==================

SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
   Cash paid for interest                                $    37,439   $    2,111  $    15,186   $    -         $    52,625

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
 During 2000, the Company entered into twelve capital lease agreements to finance the acquisition of certain office equipment and software totaling $539,350.


The accompanying notes are an integral part of these financial statements.

 TRANSILICA INC.
(a development stage company)

Notes to Financial Statements
December 31, 2000 and the nine months ended September 30, 2001 (unaudited)


1.  Basis of Presentation and Organization
    --------------------------------------

    The accompanying financial statements and related footnotes at December 31, 2000 and 1999 and for the years then ended are audited, while the information at September 30, 2001 and for the nine-month periods ended September 30, 2001 and 2000 and from the period of inception through September 30, 2001 is unaudited. The consolidated financial statements for the September 30, 2001 and 2000 and for the nine-month periods then ended reflect all adjustments, consisting of only normal recurring accruals, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods presented. The results of operations for the interim periods are not necessarily indicative of results to be expected for any other interim period or for the year as a whole.

    During a review of the Company's financial statements the Company discovered that the assumptions used in valuing the Company's common stock were inaccurate. The Company has modified the assumptions used, which resulted in an increase in the fair market value of common stock on certain dates. Accordingly, the Company recorded deferred compensation expense in connection with the sale of certain common stock and the issuance of certain stock options. The accompanying financial statements have been restated to reflect this change, the impact of which was an increase in the net loss for the periods ended December of 31, 2000 and 1999 of $230,859 and $0, respectively. The effect on the nine-month periods ended September 30, 2001 and 2000 is $854,545 and $128,255, respectively.

    Transilica Inc. (the "Company"), a California corporation formerly known as Domain Knowledge, Inc., was founded in 1998 as a designer of system-on-chip silicon products for next-generation short-range wireless applications. The Company's products are highly integrated solutions incorporating radio transceivers, digital baseband and software on a single chip, which offer customers low-power consumption and small form factors. The Company's initial products will be targeted at the Bluetooth standard, which is emerging as a dominant worldwide communications protocol for short-range wireless applications. Future products will address other standards such as higher speed wireless LAN protocols. The Company is also capable of creating customized system-on-chip solutions to meet a customer's specific application.

    The Company is based in San Diego, California and has subsidiaries in Taiwan and Japan, which operate as regional sales offices, and another subsidiary in Singapore, which operates as a design center for advanced silicon modeling and simulations. As of December 31, 2000 all revenues were from product development service contracts and there have been no significant revenues from products that the Company intends to offer in the future. Accordingly, the Company's activities have been accounted for as those of a development stage enterprise as set forth by Statement of Financial Accounting Standards No. 7.

2.  Risk Factors and Uncertainties
    ------------------------------

    The Company is subject to a number of risks associated with companies at a similar stage of development. Certain of these risks are discussed in the following paragraphs.

    Nature of Wireless Communications Industry
    ------------------------------------------

    The Company operates in the wireless communication industry which is diverse, complex and rapidly changing. By its very nature, the business risks associated therewith are numerous and significant. The effects of competition, substitute products, market acceptance, and customer satisfaction preclude the Company from forecasting revenues or income with any degree of certainty.

    Unproven Products
    -----------------

    The Company's products are in the research and development stage, and will require significant additional research and development efforts prior to commercial use. There can be no assurance that the Company's research and development efforts will be successful or that the Company's products will be successfully introduced and marketed at prices that would permit the Company to operate profitably. If successfully introduced and marketed, there can be no assurance that the Company will successfully mass produce the products.

    Reliance on Key Personnel
    -------------------------

    The Company relies heavily on the expertise of its officers and advisors, and it is key to the Company's future success that such persons remain employed by the Company or that the Company obtains suitable replacements in the event that any key individuals leave their positions with the Company.

3.  Summary of Significant Accounting Policies
    ------------------------------------------

    Consolidation
    -------------

    The consolidated financial statements include the accounts of Transilica Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates
  ----------------

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents
  -------------------------

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts.

  Fixed Assets
  ------------

  Equipment, which consists primarily of computer equipment and software, is stated at cost and depreciated using the straight-line method over the
  estimated useful lives of the assets (2 to 5 years).   When assets are sold or
  otherwise disposed of, the cost and related accumulated depreciation will be removed from the accounts and any gain or loss included in results from operations.

  Capitalized Software Development Costs
  --------------------------------------

  The Company accounts for software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," whereby costs for the development of new software products and substantial enhancements to existing software are expensed until technological feasibility is attained using the working model method. To date, the Company has not capitalized any software development costs.

  Research and Development Costs
  ------------------------------

  All research and development costs are charged to expense as incurred.

  Revenue Recognition
  -------------------

  The Company's only source of revenue currently is from product development service contracts. Revenue from product development services is recognized when the services are performed. The Company has not yet generated any revenues from the sale of products, and does not project that it will generate product revenues until sometime during late 2001 or early 2002.

  Income Taxes
  ------------

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax basis of assets and liabilities using current enacted tax rates. Valuation allowances are recorded when the realizability of such deferred tax assets is questionable.

  Long-Lived Assets
  -----------------

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets including computer and software equipment. The determinants used for this evaluation include management's estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company's business objective.

  Recent Accounting Pronouncements
  --------------------------------

  In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 addresses financial accounting and reporting for business combinations, and supersedes APB Opinion No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of SFAS No. 141 are to be accounted for using one method, the purchase method. The Company adopted the provisions of SFAS No. 141 for business combinations initiated after June 30, 2001.

  In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Upon adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair value test.

    In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, with early application encouraged and generally are to be applied prospectively. The Company has not yet determined the impact of the adoption of SFAS No. 144 on its financial position and results of operations.

4.  Industry and Geographic Information
    -----------------------------------

    The company operates in one reportable segment as defined by Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS No. 131"). SFAS No. 131 requires disclosure of segment information in a manner consistent with the "management approach."

    A summary of operations by geographic area is as follows:

                                                      North                Southeast
                                                     America                  Asia                    Consolidated
                                            ----------------------------------------------    ---------------------------
Nine month period ended September 30,
 2001 (unaudited)

Revenues                                          $  155,700              $  1,295                     $  156,995
Fixed Assets                                      $1,676,094              $687,340                     $2,363,434

Year ended December 31, 2000

Revenues                                          $        -              $140,767                     $  140,767
Fixed Assets                                      $1,407,520              $138,254                     $1,545,774

Year ended December 31, 1999

Revenues                                          $  147,396              $      -                     $  147,396
Fixed Assets                                      $   13,635              $      -                     $   13,635

5.  Fixed Assets
    ------------

    Fixed assets consist of the following:

                                                           September 30,                 December 31,
                                                               2001                2000                1999
                                                         -----------------------------------------------------
                                                            (unaudited)
Furniture and fixtures                                      $1,625,629          $  281,737             $     -
Computers and equipment                                        635,729             908,157              11,417
Software                                                       850,429             480,071               4,399
Leasehold improvements                                          43,272              26,722                   -
                                                         -------------       -------------         -----------
                                                             3,155,059           1,696,687              15,816

Less accumulated depreciation                                 (791,625)           (150,913)             (2,181)
                                                         -------------       -------------         -----------
                                                            $2,363,434          $1,545,774             $13,635
                                                         =============       =============         ===========

6.  Commitments and Contingencies
    -----------------------------

    Leases
    ------

    The Company leases its office facilities and certain other equipment including software. Future minimum payments required under the noncancellable leases as of December 31, 2000 are summarized as follows:

                                                       Operating    Capital
                                                         Leases      Leases
                                                       ----------  ----------
Year ending December 31,
         2001                                          $1,492,201  $ 301,157
         2002                                             619,620    130,698
         2003                                              63,210     27,074
         2004                                                   -      2,154
         2005 and thereafter                                    -      1,616
                                                       ----------  ---------
         Total minimum lease payments                  $2,175,031    462,699
                                                       ==========  ---------
         Less - amount representing interest                         (38,849)
                                                                   ---------
         Present value of capital lease payments                     423,850

         Less - current portion                                     (272,913)
                                                                   ---------
         Long-term obligations under capital leases                $ 150,937
                                                                   =========

    The Company did not enter into any new material operating or capital leases for the nine-month period ending September 30, 2001 (unaudited).

7.  Bridge Loan
    -----------

            During 2000, the Company borrowed $5,240,000 from a venture capital firm and a consortium of individuals. In accordance with the loan agreement the principal balance of the promissory note together with accrued interest automatically converted into Series B Preferred Stock in connection with the sale of Series B Preferred Stock to other investors.

8.  Stockholders' Equity
    --------------------

    The Company's original articles of incorporation authorized the issuance of up to 200,000 common shares. A subsequent amendment to the articles of incorporation, dated July 19, 1999, increased this authorization to 10,000,000 common shares. At December 31, 1999, 150,000 shares of common stock were outstanding.

    On May 9, 2000, the articles of incorporation were amended, increasing the number of authorized shares of common stock to 31,250,000, creating a new class of stock designated Preferred Stock, and authorizing 11,250,000 shares of Preferred Stock to be designated as Series A Stock at an original issue price of $0.20 per share. In May 2000, the Company completed a private sale of 16,540,000 shares of common stock at $.0001 per share, to certain key employees, subject to vesting over a 3 year period. On the issuance date, the deemed fair value of a share of common stock was $0.02. Accordingly, the Company has recognized gross deferred compensation of $329,146, of which $230,859 was recorded as an expense in the year ended December 31, 2000. The remaining amounts will be amortized over the vesting period. Also in May 2000, the Company completed a Series A financing, issuing 11,250,000 shares of Series A Preferred Stock for an aggregate purchase price of $2,250,000 in cash.

    On December 7, 2000, the articles of incorporation were amended, increasing the number of authorized shares of common stock to 100,000,000 and increasing the number of authorized shares of Preferred Stock to 22,655,240, of which 11,250,000 were designated as Series A Stock and 11,405,240 were designated as Series B Stock. The original issue price of Series B Stock was $1.6026 per share. Also in December 2000, the Company completed a Series B financing, issuing 10,812,454 shares of Series B Preferred Stock for an aggregate purchase price of $9,888,038 in cash, $5,240,000 in debt conversion and $2,200,000 in a subscription receivable, less applicable expenses of $148,447. The stock subscription receivable was received in January 2001.

    On September 6, 2001, the articles of incorporation were amended, increasing the number of authorized Series B Preferred Stock to 23,884,960. Also, September 2001, the Company completed a second Series B financing, issuing 6,239,860 shares of Series B Preferred Stock for an aggregate purchase price of $10,000,000 in cash.

    Dividends, if declared, accrue at 9% per annum on Series A and 8% per annum on Series B, shall not be cumulative, and no right accrues by reason of the fact that dividends on such shares are not declared or paid in any prior year. Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Stock and Series B Stock would be entitled to receive pari passu with each other and prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, $0.50 for each share of Series A Stock then held by them and $1.6026 for each share of Series B Stock then held by them as adjusted for stock dividends, combinations or splits and, in addition, an amount equal to all declared but unpaid dividends on the Series A Stock and Series B Stock then held by them. After those amounts have been paid, the remaining assets of the Company shall be distributed among holders of Common Stock and Preferred Stock on an as-if-converted to Common Stock basis, provided that no holder of Series A Stock shall receive a distribution of more than ten (10) times the its Original Issue Price, and no holder of Series B shall receive a distribution of more than four (4) times its Original Issue Price. Thereafter, all remaining assets of the Company shall be distributed ratably among the holders of Common Stock.

    Series A and Series B Preferred Stock, may, at the option of the holder, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined with respect to the stock by dividing the original issue price by the conversion price in effect at the time of conversion. As of December 31, 2000, the Conversion Price of the Series A Stock is $0.20 per share of Common Stock and for the Series B Stock is $1.6026 per share of Common Stock.

    Each share of Series A and Series B Preferred Stock will automatically convert to Common Stock immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, subject to certain provisions for share price and gross cash proceeds.

    Shares of Common Stock are also subject to certain restrictions, including provisions for repurchase by the Company, under certain conditions.

9.  Stock Option, Deferred Stock and Restricted Stock Plan
    ------------------------------------------------------

    The Company adopted the Domain Knowledge, Inc. 2000 Stock Option, Deferred Stock and Restricted Stock Plan ("the Plan") under which 9,500,000 common shares are reserved and available for issuance to officers and other key employees, directors and consultants and advisors of the Company, and any future subsidiary or any future parent corporation responsible for or contributing to the management, growth and/or profitability of the business of the Company. Anyone eligible may be granted non-qualified stock options, deferred stock or restricted stock awards, while only officers and other key employees shall be eligible to be granted incentive stock options. Recipients of incentive stock options shall be eligible to purchase shares of the Company's Common Stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. Recipients of stock purchasable under a non-qualified stock option may be less than fair market value but in no event less than 85% of fair market value. The maximum term of options granted under the plan is ten years. Vesting is determined by the Administrator at the time of grant but is generally monthly over a four-year period. Common Stock issued pursuant to the Plan's early exercise provision is subject to repurchase by the Company for the unvested portion of the stock option grant. The majority of the Common Stock issued pursuant to such exercise was paid for by executing full-recourse subscription notes payable.

    The aforementioned plan was revised and replaced by the 2001 Amended and Restated Equity Incentive Plan (the "2001 Plan"). Under the revised terms of the Plan, upon change of control of the Company there is no accelerated vesting of options or forgiveness debt.

    The following table summarizes stock option transactions for the Plan for the years ending December 31, 1999 and 2000 and for the nine months ended September 20, 2001 (unaudited):

                                                                    Weighted
                                                                    Average
                                                         Shares     Exercise
                                                       -----------------------
        Inception (December 28, 1998)

        Granted                                                 -        $   -
        Exercised                                               -            -
        Forfeited                                               -            -
                                                       -----------  ----------
        Outstanding, December 31, 1999                          -

        Granted                                         4,312,000         0.02
        Exercised                                      (3,470,000)        0.02
        Forfeited                                         (40,000)        0.02
                                                       -----------  ----------
        Outstanding, December 31, 2000                    802,000         0.02

        Granted (unaudited)                             4,759,000         0.16
        Exercised (unaudited)                                   -
        Forfeited (unaudited)                             (45,605)        0.02
                                                       -----------  ----------

        Outstanding, September 30, 2001 (unaudited)     5,515,395        $0.14
                                                       ==========

    The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards 123 "Accounting For Stock-Based Compensation" ("SFAS 123") and has elected to continue to account for stock options granted under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25), which recognizes compensation cost based upon the intrinsic value of the equity award. No compensation expense has been recognized in the accompanying consolidated statements of operations for any equity awards.

    Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net loss would have been increased by approximately $0 in 1999 and $2,112 in 2000.

    The fair value of each option grant is estimated on the date of grant using the present value pricing method as described in SFAS 123. The underlying assumptions used to estimate the fair values for the fiscal 2000 grants are weighted average risk-free interest rates ranging between 4.91% and 5.47%, with an expected life of 10 years. No dividend yield or stock price volatility was used in these calculations.

    In July 2000, the Company granted 3,562,000 options under the Plan with an exercise price of $0.02 which approximate deemed fair value of a share of common stock on the grant date.

    In October 2000, the Company granted 750,000 options under the Plan at an exercise price of $0.02 per share. On the grant date the deemed fair value of a share of common stock was $1.12. Accordingly, the Company recognized gross deferred compensation of $825,000.

    In 2001, the Company granted 4,759,000 options under the 2001 Plan at an exercise price of $0.16 per share. On the grant date, the deemed fair value of a share of common stock was $1.45. Accordingly, the Company recognized additional gross deferred compensation of $6,139,110 (unaudited).

    During the nine month period ended September 30, 2001, $855,000, (unaudited) representing amortization of deferred compensation, was recorded as an expense. The remaining amounts of deferred compensation will be amortized over the vesting period.

10. Employee 401(k) Profit Sharing Plan
    -----------------------------------

    The Company established a retirement plan effective September 1, 2000. Substantially all employees of the Company who have completed three months of eligible service and attained the age of 21 may participate in the "DKI Employee 401(k) Plan". Employees may defer up to 25% of their compensation, subject to certain statutory limits. The Company does not match contributions.

11. Income Taxes
    ------------

    As of December 31, 2000, the Company has available net operating loss carryforwards of approximately $5.5 million to reduce future federal income taxes, if any. This carryforward will begin to expire in 2019. The Company has California net operating loss carryforwards of approximately $5.5 million. This carryforward will begin to expire in 2009.

  The Company's deferred tax assets and liabilities consist of the following at December 31, 2000:

        Long-term deferred taxes:
           Accrued expenses                                        $   34,000
           Net operating loss and credit carryforwards              2,602,000
                                                                   ----------
        Net deferred taxes                                          2,636,000
        Valuation allowance                                        (2,636,000)
                                                                   ----------
        Net deferred taxes                                         $        -
                                                                   ==========

    The Company also has federal and California tax research credit carryforwards of approximately $210,000 and $180,000 respectively. The federal research credit carryforwards will begin expiring in 2020 unless previously utilized.

12. Subsequent Events (unaudited)
    -----------------------------

    In 2001, the Company entered into memoranda of understanding with two customers. The first memorandum is an indefinite delivery, indefinite quantity order for 1,000,000 pieces of the Company's product. In connection with this agreement, the Company received a $1.5 million advance payment, which will be recognized in revenue when products are shipped. This payment is recorded in customer deposits in the September 30, 2001 balance sheet. The second memorandum is an indefinite delivery, indefinite quantity order for development and production of up to approximately 5 million pieces of an integrated product. In consideration for the development of this product, the Company will receive a $250,000 development fee, of which $150,000 was received for services performed and recognized as revenue in the nine-month period ending September 30, 2001. In the event that orders are placed under these memoranda of understanding, the Company expects to emerge out of the development stage in the fourth quarter of 2001 or early in 2002.

    On November 28, 2001, the Company was acquired pursuant to an Agreement and Plan of Merger and Reorganization dated October 28, 2001 (the "Merger Agreement") with Microtune, Inc., a Delware corporation ("Microtune"). Under the terms of the Merger Agreement, 7,206,187 shares of Microtune common stock and 832,125 shares of Microtune common stock issuable under options assumed by Microtune (in the aggregate, equivalent to 19.99% of Microtune's outstanding shares of common stock as of November 28, 2001), plus a cash amount that is based on the cash on the balance sheet of Transilica less certain liabilities at closing (collectively, the "Merger Consideration"), were issued and exchanged for all of the outstanding capital stock of the Company in an acquisition structured to be a tax-free reorganization under
    Section 368 of the Internal Revenue Code (the "Acquisition"). The Merger Agreement also provides that approximately fifteen percent (15%) of the total Merger Consideration in the form of shares of Microtune common stock were to be placed in escrow for the purpose of securing the indemnification obligations of the Company under the Merger Agreement. The escrow shares are to be released periodically, subject to any escrow claims, at the end of each of the full three years following the closing. The shares issued by Microtune pursuant to the Merger Agreement were issued pursuant to an exemption from registration under the Securities Act. The Merger Agreement provides the Company shareholders with the right to require Microtune to register their shares of Microtune common stock within twenty (20) days after the closing. Despite this registration obligation, certain former Company shareholders who received shares of Microtune common stock and who executed lock-up agreements with Microtune, will not be able to sell their shares of Microtune common stock until the earlier to occur of the Company's achievement of certain product revenue-based milestones or February 28, 2002. After achievement of the milestones or February 28, 2002, the lock-up agreements provide that each month thereafter, ten percent (10%) of the shares subject to the lock-up agreements will be released from the lock-up restrictions.

    Concurrent with the signing of the Merger Agreement, the Company and Microtune entered into a Credit Agreement whereby Microtune agreed to make unsecured loans to the Company in an aggregate amount not exceeding five million dollars ($5,000,000.00). Under the Credit Agreement, if the Company's cash balance became less than five hundred thousand dollars ($500,000.00) and subject to certain other conditions more fully described in the Credit Agreement, Microtune was to make advances to the Company upon the Company's request. In connection with the execution of the Credit Agreement, the Company executed a convertible promissory note for five million dollars ($5,000,000.00) in favor of Microtune, which provided that all outstanding amounts under the credit facility would bear interest at the rate of 8% per annum. In the event that the Merger Agreement were terminated, all outstanding amounts under the credit facility would have automatically converted into the Company's Series B Preferred Stock at a price of $1.6026 per share. The Credit Agreement also provided that Microtune would have the right to participate on a pro rata basis in all future rounds of financing undertaken by the Company. Microtune closed the Acquisition on November 28, 2001. As of November 28, 2001, no advances were made to the Company by Microtune under the Credit Agreement. Upon closing the Acquisition, Microtune had no further obligation under the Credit Agreement and related promissory note to make advances to the Company.

  In October 2001, the Company granted options under the option plan discussed in Note 9 for the purchase of 1,451,500 shares of the Company's stock at an exercise price of $1.16. Of those options, 150,000 were granted to a member of the Board of Directors of the Company and $150,000 was paid in cash to the Company's Chief Executive Officer in conjunction with their assistance in consummating the agreement with Microtune.

  In November 2001, the Company issued 163,000 options at $1.16 per share to employees. On the grant date, the deemed fair market value of a share of common stock was $1.89. Accordingly, the Company will recognize gross deferred compensation of $118,000 (unaudited) of which approximately $5,000 (unaudited) will be recognized in 2001. The remaining amounts will be amortized over the vesting period.

                                 Exhibit Index


--------------------------------------------------------------------------------
            Exhibit No.                                 Description
--------------------------------------------------------------------------------
               +2.1                      Agreement and Plan of Merger and
                                         Reorganization
--------------------------------------------------------------------------------

              +10.1                      Credit Agreement
--------------------------------------------------------------------------------

              +10.2                      Promissory Note
--------------------------------------------------------------------------------

               23.1                      Consent of Auditors
--------------------------------------------------------------------------------
+Previously filed with our Form 8-K filed on November 15, 2001.